Exhibit 99.1

Press Release

Adams Golf Declares Professional Golfer Nick Faldo in Material Breach Of Contract

PLANO, Texas, Nov. 6 /PRNewswire/ -- Adams Golf, Inc. (Nasdaq: ADGO - news) announced today that its subsidiary, Adams Golf, Ltd. has declared professional golfer Nick Faldo in material breach of his contract and ceased making payments under the contract. Specifically, Mr. Faldo has declined to use Adams iron club heads. In addition, Mr. Faldo has declined to play any Adams Golf wedge, including the Faldo Series Wedge(TM), which Mr. Faldo himself designed.

Stated Adams Golf Chairman and CEO Barney Adams, "We made numerous attempts to provide Nick with Adams iron heads that satisfy his requirements but he rejected every design. This has been a very difficult and stressful period and, although we have the greatest respect for Nick's accomplishments in golf, we now believe decisive action is required to protect the interests of our stockholders, our customers and the reputation of Adams Golf," Mr. Adams concluded.

Adams Golf designs, manufactures and markets premium quality, technologically innovative golf clubs including the new Tight Lies(R) GT irons, the Tight Lies family of fairway woods and drivers, the SC Series(R) Spin Control drivers and the Faldo Series Wedges. Further information on the Company can be found on its Web site, www.adamsgolf.com.

This release includes forward-looking statements. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the ultimate result of the action of declaring Nick Faldo in breach of his contract with Adams Golf, Ltd.; product development difficulties; manufacturing difficulties; market and retailer demand and acceptance of products; the impact of changing economic conditions; business conditions in the golf industry; reliance on third parties, including suppliers; the impact of market peers and their products; the actions of competitors, including pricing; risks concerning future technology; and one time events and other factors detailed in the Company's prospectus, 10Ks, 10Qs and other Securities and Exchange Commission filings. These filings can be obtained by contacting Adams Golf Investor Relations. Adams Golf does not intend to update any written or oral forward- looking statements that may be made from time to time by or on behalf of the Company.